UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2024

FENNEC PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

001-32295

(Commission File Number)

British Columbia, Canada	20-0442384
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, NC	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 636-4530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common shares, no par value	FENC	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 15, 2024, Fennec Pharmaceuticals, Inc., a Delaware corporation (“Fennec”) and wholly owned subsidiary of Fennec Pharmaceuticals Inc. (the “Company”), entered into a License and Supply Agreement (the “Agreement”) with Norgine Pharma UK Limited (“Norgine”), pursuant to which Norgine is granted an exclusive license to commercialize the Company’s product PEDMARQSI® (known as PEDMARK® in the United States) for all human indications in the European Economic Area, Switzerland, the United Kingdom, Australia and New Zealand (collectively, the “Territory”).

Pursuant to the terms of the Agreement, Fennec shall receive the following payments from Norgine: (i) an upfront payment in the amount of €40 million, which was paid to Fennec on March 15, 20424, (ii) up to €210 million upon the achievement of certain regulatory and commercial milestones, and (iii) tiered royalty payments based on net sales of PEDMARQSI® in the Territory, which royalty payment range from mid-teen percent to mid-twenty percent based on the aggregate net sales of PEDMARQSI® in the Territory. The tiered royalty payments are subject to material reduction if an alternative or generic version of PEDMARQSI® becomes available in any respective country or jurisdiction within the Territory.

Subject to customary rights of each party to earlier terminate the Agreement, the term of the Agreement continues for the longer of: (i) March 15, 2034, or (ii) with respect to any particular country in the Territory, (a) the expiration of regulatory market exclusivity for PEDMARQSI® in such country, or (b) the last-to-expire of all patents for PEDMARQSI® in such country. The term of the Agreement shall be automatically renewed for additional three-year periods unless either party provides the other party written notice of its intent not to renew the Agreement at least one year prior to the applicable termination date of the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The Agreement and the foregoing description of the Agreement have been included to provide investors and shareholders with information regarding the terms of the Agreement. They are not intended to provide any other factual information about the Company, Fennec, or Norgine. The representations, warranties, and covenants contained in the Agreement were made only as of specified dates for the purposes of the Agreement, were solely for the benefit of the parties to the Agreement, and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties, and covenants contained in the Agreement, it is important to bear in mind that such representations, warranties, and covenants were negotiated with the principal purpose of allocating risk between the parties to the Agreement, rather than establishing matters as fact. Such representations, warranties, and covenants may also be subject to a contractual standard of materiality or interpretation different from those generally applicable to reports and other documents filed with the U.S. Securities and Exchange Commission (“SEC”). Investors and shareholders should not rely on such representations, warranties, and covenants as characterizations of the actual state of facts or circumstances described therein. Rather, investors and shareholders should look to disclosures contained in the Company’s reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 8.01	Other Events.

On March 18, 2024, the Company issued a press release announcing the Agreement. A copy of the press release is filed as Exhibit 99.1 hereto.

The information contained in this Item 8.01, including Exhibit 99.1 filed herewith, is being furnished and shall not be deemed to be filed for the purposes of Section 18 of the Exchange Act, or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, unless such subsequent filing specifically references this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1*	License and Supply Agreement, dated March 15, 2024, between Fennec Pharmaceuticals, Inc. and Norgine Pharma UK Limited.

99.1	Press Release dated March 18, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*  In accordance with Item 601(b)(10)(iv) of Regulation S-K, certain provisions and terms of this exhibit have been redacted. Fennec will provide an unredacted copy of the exhibit on a supplemental basis to the SEC or its staff upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2024	FENNEC PHARMACEUTICALS INC.

	By:	/s/ Robert Andrade
Robert Andrade
Chief Financial Officer